Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TEAM HEALTH HOLDINGS, INC.

ARTICLE I

NAME OF CORPORATION

The name of the corporation (the “Corporation”) is Team Health Holdings, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is being incorporated in connection with the conversion of Team Health Holdings, L.L.C. (“Team Health Holdings”) to a Delaware corporation (the “Conversion”), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion of Team Health Holdings to a Delaware corporation.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

A. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 110,000,000, which shall be divided into two classes as follows:

1. 100,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”); and

2. 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers, including voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with this Certificate of Incorporation or any amendment hereto, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

B. Each holder of record of Common Stock shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate. Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

C. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

D. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation which are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.

E. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

F. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

G. Upon the filing of the Certificate of Conversion of Team Health Holdings to the Corporation and this Certificate of Incorporation (the “Effective Time”), (i) each Class A Common Unit of Team Health Holdings (the “Class A Units”) will be converted into [            ] issued and outstanding, fully paid and nonassessable share[s] of Common Stock plus the right to receive an additional number of shares of Common Stock, if any, as determined by the Board of Directors or a duly authorized committee thereof, based upon the total amount a holder of Class A Units would have received under Article IX of the Amended and Restated Limited Liability Company Agreement of Team Health Holdings, dated as of November 22, 2005, as amended from time to time (the “LLC Agreement”), if the Enterprise Value (as defined below) was distributed in accordance with such Article IX divided by the final offering price of the shares of Common Stock in the IPO (as defined below) (or if the IPO is not consummated, such price per share of Common Stock as the Board of Directors in its good faith judgment determines in such a manner as it deems reasonable and using all factors, information and data deemed to be pertinent is equal to the fair market value of such share) less the number of shares of Common Stock such holder has previously received for such Class A Units pursuant to this Section G, without any action required on the part of the former holders of such Class A Units; (ii) each Class B Common Unit of Team Health Holdings (the “Class B Units”) will be converted into [            ] issued and outstanding, fully paid and nonassessable share[s] of Common Stock plus the right to receive an additional number of shares of Common Stock, if any, as determined by the Board of Directors or a duly authorized committee thereof, based upon the total amount a holder of Class B Units would have received under Article IX of the LLC Agreement if the Enterprise Value was distributed in accordance with such Article IX divided by the final offering price of the shares of Common Stock in the IPO (or if the IPO is not consummated, such price per share of Common Stock as the Board of Directors in its good faith judgment determines in such a manner as it deems reasonable and using all factors, information and data deemed to be pertinent is equal to the fair market value of such share) less the number of shares of Common Stock such holder has previously received for such Class B Units pursuant to this Section G, without any action required on the part of the former holders of such Class B Units; and (iii) each Class C Common Unit of Team Health Holdings (the “Class C Units,” and together with the Class A Units and Class B Units, the “Common Units”) issued and outstanding immediately prior to the Effective Time will be converted into [__] issued and outstanding, fully paid and nonassessable share[s] of Common Stock plus the right to receive an additional number of shares of Common Stock, if any, as determined by the Board of Directors or a duly authorized committee thereof, based upon the total amount a holder of Class C Units would have received under Article IX of the LLC Agreement if the Enterprise Value was distributed in accordance with such Article IX divided by the final offering price of the shares of Common Stock in the IPO (or if the IPO is not consummated, such price per share of Common Stock as the Board of Directors in its good faith judgment determines in such a manner as it deems reasonable and using all factors, information and data deemed to be pertinent is equal to the fair market value of such share) [less the number of shares of Common Stock such holder has previously received for such Class C Units pursuant to this Section G], without any action required on the part of the former holders of such Class C Units. All unvested Class B Units and unvested Class C Units converted pursuant to clauses (ii) and (iii) above shall convert into unvested shares of restricted Common Stock and all vested Class B Units and vested Class C Units converted pursuant to clauses (ii) and (iii) above shall convert into vested shares of restricted Common Stock, in each such case, issued under the Corporation’s 2009 Stock Incentive Plan applying the same vesting conditions as had been applicable to the related Class B Unit and Class C Unit prior to such conversion. For purposes of this Article IV, Section G, “Enterprise Value” shall mean the total value of the Corporation implicit from the final offering price of the shares of Common Stock in the initial public offering of the Common Stock of the Corporation pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “IPO”) less the value attributable to the proceeds to be received by the Corporation from the issuance of shares of Common Stock by the Corporation in the IPO; provided, that, if the Corporation shall not consummate the IPO, the “Enterprise Value” shall instead be the fair market value of the Corporation determined by the Board of Directors in its good faith judgment in such a manner as it deems reasonable and using all factors, information and data deemed to be pertinent. The determination made by the Board of Directors or a duly authorized committee thereof pursuant to the first sentence of this Article IV, Section G will be maintained on file at the Corporation’s principal offices and will be available to any stockholder upon request and will be final and binding in the absence of manifest error.

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, at any time when Ensemble Parent (as defined below), its affiliates and their respective successors and permitted assigns (collectively, “Blackstone”) is the beneficial owner, in the aggregate, of less than a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any other vote required by applicable law, the affirmative vote of the holders of at least 75% in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article V or Article VI, Article VIII, Article IX or Article X of this Certificate of Incorporation or to adopt any provision inconsistent therewith.

B. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the By-laws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, at any time when Blackstone is the beneficial owner, in the aggregate, of less than a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, the affirmative vote of the holders of at least 75% in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal Sections 2.02, 2.03, 3.02, 3.03, 3.04 or 3.05, Article VII or the proviso to Section 9.01 of the By-laws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation (including any certificate of designations) relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board of Directors shall be not less than six directors or more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the filing of this Certificate of Incorporation, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the filing of this Certificate of Incorporation and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the filing of this Certificate of Incorporation. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted to Ensemble Parent LLC (together with its affiliates or successors, “Ensemble Parent”) under the Stockholders’ Agreement dated as of [            ], 2009, as amended from time to time, between the Corporation and Ensemble Parent (the “Stockholders’ Agreement”), any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class;

provided, however, at any time when Blackstone is the beneficial owner, in the aggregate, of less than a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of at least 75% in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class. For purposes of this Certificate of Incorporation, the “beneficial owner” of shares shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

D. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

E. During any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any liability imposed by law (as in effect from time to time) (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate or reduce the effects of this Article VII in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING AND SPECIAL MEETING

OF STOCKHOLDERS

A. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded; provided, however, at any time when Blackstone is the beneficial owner, in the aggregate, of less than a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designations relating to such series of Preferred Stock.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the holders of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors; provided, however, at any time when Blackstone is the beneficial owner, in the aggregate, of less than a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Chairman of the Board of Directors, the Board of Directors or a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the By-laws of the Corporation, include the power to call such meetings.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Blackstone (the “Original Stockholder”) and its

Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Original Stockholder and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Original Stockholder, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. None of (i) the Original Stockholder or any of its Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another Person.

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity.

D. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

E. For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of the Original Stockholder, any Person that, directly or indirectly, is controlled by the Original Stockholder, controls the Original Stockholder or is under common control with the Original Stockholder and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

2. upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3. at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. For purposes of this Article X, references to:

1. “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2. “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3. “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4. “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5. “Blackstone Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Blackstone or any of its affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

6. “Blackstone Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Blackstone Direct Transferee or any other Blackstone Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

7. “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) Blackstone, any Blackstone Direct Transferee, any Blackstone Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8. “person” means any individual, corporation, partnership, unincorporated association or other entity.

9. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

10. “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

11. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

ARTICLE XI

INCORPORATOR

The incorporator of the Corporation is Nakia Elliott, whose mailing address is Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until his successor is duly elected and qualified, are:

Name	Mailing Address
Michael A. Dal Bello	c/o Team Health Holdings, Inc., 1900 Winston Road, Suite 300, Knoxville, TN 37919

Glenn A. Davenport	c/o Team Health Holdings, Inc., 1900 Winston Road, Suite 300 Knoxville, TN 37919

Earl P. Holland	c/o Team Health Holdings, Inc., 1900 Winston Road, Suite 300, Knoxville, TN 37919

H. Lynn Massingale, M.D.	c/o Team Health Holdings, Inc., 1900 Winston Road, Suite 300, Knoxville, TN 37919

Alan Muney, M.D.	c/o Team Health Holdings, Inc., 1900 Winston Road, Suite 300, Knoxville, TN 37919

Greg Roth	c/o Team Health Holdings, Inc., 1900 Winston Road, Suite 300, Knoxville, TN 37919

Neil P. Simpkins	c/o Team Health Holdings, Inc., 1900 Winston Road, Suite 300, Knoxville, TN 37919

***

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is her act and deed on this ____ day of _____, 2009.

Name: Nakia Elliott
Incorporator